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          SECURITIES AND EXCHANGE COMMISSION     WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-08174

                                                          USIP Number: 208254706

                           NOTIFICATION OF LATE FILING

       (Check One): [ ] Form 10-K [ ] Form 11-K [ ]Form 20-F [x] Form 10-Q

Form N-SAR  For Period Ended:  April 30, 2004

[ ] Transition Report on Form 10-K   [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-F   [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K

For the Transition Period Ended: ______________________________________

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant  Conolog Corporation

Former name if applicable

5 Columbia Road                                       Somerville, NJ 08876-3588
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Address of principal executive office                   (State and Zip Code)
(Street and Number)

                                     PART II
                            RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;




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[x] (b) The subject annual report, semi-annual report, transition report on Form
        10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Certain financial and other information could not be provided within the prescribed time period without unreasonable effort or expense.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Marc Benou          908-722-8081
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  (Name)    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Conolog Corporation  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




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Date June 15, 2004
                                                CONOLOG CORPORATION


                                                By: /s/ Robert Benou
                                                --------------------------------
                                                Name:  Robert Benou
                                                Title: Chief Executive Officer
                                                and Chief Financial Officer